Exhibit 99.1

Investor Relations Contact:
David J. Rodgers, Senior VP and Chief Financial Officer
(414) 259-5333

Media Relations Contact:
Laura A. Timm, Vice President Corporate Communications
(414) 259-5333

Briggs & Stratton Corporation To Acquire Allmand Bros., Inc.

Towable light towers, industrial heater products, and flashing arrow boards provides diversification into higher margin, higher growth vertical industries and access to new distribution channels

MILWAUKEE, Aug. 14, 2014 /PRNewswire/ -- Briggs & Stratton Corporation (NYSE: BGG) announced today that it has signed a definitive agreement to acquire U.S. based Allmand Bros., Inc.  Founded in 1938 and based in Holdrege, Nebraska, Allmand is a leading designer and manufacturer of high quality towable light towers, industrial heaters, and solar LED arrow boards.

Allmand has sales of approximately $80 million annually.  Briggs & Stratton will acquire all of the outstanding shares of Allmand for approximately $62 million in cash, subject to customary due diligence and working capital adjustments.  The transaction is expected to close in the next 30 days.

"This acquisition helps us to further our strategic initiative of focusing on attractive higher margin, commercial end use products," commented Todd J. Teske, Chairman, President and Chief Executive Officer of Briggs & Stratton Corporation.  Mr. Teske continued, "The acquisition of Allmand augments our higher margin commercial product portfolio, expands our market access to include the rental channel, and helps diversify our business into industry segments that we do not meaningfully participate in today.  In addition, we believe this acquisition will accelerate our sales growth in the U.S. and abroad.  We look forward to welcoming the management team and the employees of Allmand to our team, and building upon the strong foundation that has made Allmand a highly successful company."

"For over 75 years, Allmand has been producing innovative products that make customer worksites brighter, warmer, safer, and more productive," commented Roger C. Allmand, Chairman of Allmand Bros., Inc.  Mr. Allmand continued, "The combination of Allmand with Briggs & Stratton will provide even more opportunities for our people and our customers.  With a proven track record of operating successfully for over 100 years, we believe that Briggs & Stratton will be able to accelerate our presence globally."

About Briggs & Stratton Corporation:
Briggs & Stratton Corporation, headquartered in Milwaukee, Wisconsin, is the world's largest producer of gasoline engines for outdoor power equipment. Its wholly owned subsidiaries include North America's number one marketer of portable generators and pressure washers, and it is a leading designer, manufacturer and marketer of lawn and garden and turf care through its Simplicity®, Snapper®, SnapperPro® Ferris®, Murray®, Branco® and Victa® brands. Briggs & Stratton products are designed, manufactured, marketed and serviced in over 100 countries on six continents. For additional information, please visit www.basco.com andwww.briggsandstratton.com.

About Allmand Bros., Inc.
Allmand Bros., Inc is a leading designer and manufacturer of high quality towable light towers,  industrial heaters, and solar LED arrow boards used in a variety of industries including construction, roadway, oil & gas, mining, and sporting and special events.  The Company's products are generally powered by diesel engines, and distributed through national and regional equipment rental companies, equipment dealers and distributors.   Allmand currently sells its products and service parts in approximately 40 countries.

Safe Harbor Statement:
This release contains certain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. The words "anticipate", "believe", "estimate", "expect", "forecast", "intend", "plan", "project", and similar expressions are intended to identify forward-looking statements.

The forward-looking statements are based on the Company's current views and assumptions and involve risks and uncertainties that include, among other things, the ability to successfully forecast demand for our products; changes in interest rates and foreign exchange rates; the effects of weather on the purchasing patterns of consumers and original equipment manufacturers (OEMs); actions of engine manufacturers and OEMs with whom we compete; changes in laws and regulations; changes in customer and OEM demand; changes in prices of raw materials and parts that we purchase; changes in domestic and foreign economic conditions; the ability to bring new productive capacity on line efficiently and with good quality; outcomes of legal proceedings and claims; and other factors disclosed from time to time in our SEC filings or otherwise, including the factors discussed in Item 1A, Risk Factors, of the Company's Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Briggs & Stratton undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.